As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-134236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REAL INDUSTRY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-3783818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

(805) 435-1255

(Address of Principal Executive Offices)

Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan

(Full title of the Plan)

Craig T. Bouchard

Chief Executive Officer and Chairman of the Board

Real Industry, Inc.

15301 Ventura Boulevard, Suite 400

Sherman Oaks, California 91403

(805) 435-1255

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Murray A. Indick, Esq.

Jeffrey C. Selman, Esq.

Crowell & Moring LLP

275 Battery St., 23rd Floor

San Francisco, CA 94111

(415) 986-2800

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (Registration No. 333-134236) filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2006, as amended by Post-Effective Amendment No. 1 thereto filed with the SEC on January 10, 2014 (the “Registration Statement”) is being filed by Real Industry, Inc. (formerly known as Signature Group Holdings, Inc., and referred to herein as the “Company”) to deregister 345,890 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) previously registered for issuance in connection with awards under the Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan (the “Former Plan”).

The Company’s Board of Directors (the “Board”) on April 10, 2015 and the Company’s stockholders on May 28, 2015 approved the Signature Group Holdings, Inc. 2015 Equity Award Plan, which was subsequently amended and restated by the Board effective on June 1, 2015 to reflect the change of the name of the Company to Real Industry, Inc. (such amended and restated Equity Award Plan referred to herein as the “2015 Plan”). In connection with the adoption of the 2015 Plan, the 345,890 shares of Common Stock, which, as of May 28, 2015, remained available for grant under the Former Plan, were rolled into the reserve of shares available for award pursuant to the 2015 Plan, and no future awards will be made pursuant to the Former Plan.

The Company is concurrently filing a Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares issuable under the 2015 Plan, which includes the 345,890 shares deregistered by this Post-Effective Amendment No. 2. Please note that 1,030,070 shares of Common Stock that underlie outstanding awards previously made under the Former Plan shall continue to be covered by this Registration Statement.

Please note that, to the extent any additional shares of Common Stock that as of June 5, 2015 underlie outstanding awards under the Former Plan, and which otherwise would have been returned to the Former Plan on account of the expiration, cancellation or forfeiture of such outstanding awards if such expiration, cancellation or forfeiture had occurred prior to May 28, 2015, those shares instead will be included in the reserve of shares available for award pursuant to the 2015 Plan. Accordingly, the Company intends to periodically file additional post-effective amendment(s) to its applicable Registration Statements on Form S-8 in order to register such additional shares under the New Registration Statement rather than this Registration Statement as such shares are carried over from the Former Plan to the 2015 Plan for issuance thereunder.

Item 8.	Exhibits.

The Registrant files the exhibits identified below.

Exhibit Number	Description

24.1	Power of Attorney (included on the signature page of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on this 5th day of June 2015.

REAL INDUSTRY, INC.

By:	/s/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Craig T. Bouchard and Kyle Ross, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of June 5, 2015 by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ CRAIG T. BOUCHARD Craig T. Bouchard	Chief Executive Officer and Chairman on the Board

/s/ KYLE ROSS Kyle Ross	Executive Vice President and Chief Financial Officer

/s/ PETER C.B. BYNOE Peter C.B. Bynoe	Director

/s/ PATRICK DECONINCK Patrick Deconinck	Director

/s/ WILLIAM HALL William Hall	Director

/s/ PATRICK E. LAMB Patrick E. Lamb	Director

/s/ RAJ MAHESHWARI Raj Maheshwari	Director

/s/ PHILIP G. TINKLER Philip G. Tinkler	Director